Exhibit 23.1

CONSENT OF WIPFLI LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333‐179007 on Form S‐8 of Enerpac Tool Group Corporation, of our report dated July 13, 2021, with respect to the statements of net assets available for benefits of the Enerpac Tool Group Corp. 401(k) Plan as of December 31, 2020 and 2019, and the related statements of changes in net assets available for benefits for the year ended December 31, 2020, period ended December 31, 2019, and year ended August 31, 2019, and the related supplemental schedule as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 11‐K of Enerpac Tool Group Corp. 401(k) Plan.

/s/ WIPFLI LLP
Radnor, Pennsylvania
July 13, 2021